UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549


                           SCHEDULE 13G

             Under the Securities Exchange Act of 1934

                         (Amendment No. )*


                             PCD Inc.
             -----------------------------------------
                         (Name of Issuer)



                   Common Stock, $.01 Par Value
             -----------------------------------------
                   (Title of class of securities)



                             69318P106
             -----------------------------------------
                           (CUSIP Number)



Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) from a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in
Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent of less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP #69318P106               13G                    PAGE 2 OF 5


1.     NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

       John L. Dwight, Jr. - (Tax ID: ###-##-####)
- ----------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (a)   / /
       (b)   / /
- ----------------------------------------------------------------
3.     SEC USE ONLY


- ----------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America

- ----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.     SOLE VOTING POWER
       924,500 (Includes 52,000 shares subject to currently
                exercisable options)
       ---------------------------------------------------------
6.     SHARED VOTING POWER
        29,000 (Includes 29,000 shares held by Mr. Dwight's
                children, with respect to which Mr. Dwight
                disclaims beneficial ownership)
       ---------------------------------------------------------
7.     SOLE DISPOSITIVE POWER
       924,500
       ---------------------------------------------------------
8.     SHARED DISPOSITIVE POWER
        29,000
       ---------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON
       953,500
- ----------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*
       / /
- ----------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       15.8%
- ----------------------------------------------------------------
12.    TYPE OF REPORTING PERSON
       IN
- ----------------------------------------------------------------

CUSIP #69318P106               13G                    PAGE 3 OF 5




Item 1.
        (a).   Name of Issuer:
               PCD Inc.

        (b).   Address of Issuer's Principal Executive Offices:

               Two Technology Drive
               Centennial Park
               Peabody, MA  01960-7977

Item 2.
        (a).   Name of Person Filing:

               John L. Dwight, Jr.

        (b).   Address of Principal Business Office

               c/o PCD Inc.
               Two Technology Drive
               Centennial Park
               Peabody, MA  01960-7977

        (c).   Citizenship:

               United States of America

        (d).   Title of Class of Securities:

               Common Stock, $.01 par value

        (e).   CUSIP Number

               69318P106

Item 3.       TYPE OF REPORTING PERSON: See Item 12 of Cover Page


Item 4.         OWNERSHIP

         (a).   Amount Beneficially Owned:

                953,500

         (b).   Percent of Class:

                15.7%

CUSIP #69318P106               13G                    PAGE 4 OF 5
       (c).   Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:

                    924,500 (Includes 52,000 shares subject to
                             currently exercisable options

               (ii) shared power to vote or to direct the vote:

                     29,000 (Includes 29,000 shares held by Mr.
                             Dwight's children, with respect to
                             which Mr. Dwight disclaims
                             Beneficial Ownership.)

               (iii)sole power to dispose or to direct the
                    disposition of:

                    924,500

               (iv) shared power to dispose of or to direct the
                    disposition of:

                     29,000 (See Items 5-8 on cover page)

Item 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not Applicable

Item 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
            ANOTHER PERSON:

            Not Applicable

Item 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
            WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
            PARENT HOLDING COMPANY.

            Not Applicable

Item 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
            GROUP

            Not Applicable


Item 9.     NOTICE OF DISSOLUTION OF THE GROUP

            Not Applicable

CUSIP #69318P106               13G                    PAGE 5 OF 5


Item 10.    CERTIFICATION

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                 January 13, 1998
                                 ------------------------
                                 Date


                                  /s/ John L. Dwight, Jr.
                                 ------------------------
                                 Signature


                                 John L. Dwight, Jr., President
                                 ------------------------------
                                 Name/Title